Exhibit 10.1

AMENDMENT NO. 4
TO
EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made as of and effective this 31st day of May 2017, between CalAmp Corp. (the “Company”) and Michael Burdiek (“Executive”).

RECITALS:

A. The Company and Executive are parties to that certain Employment Agreement originally dated as of May 27, 2011 and as previously amended on June 12, 2013, May 30, 2014 and May 30, 2016 (the “Employment Agreement”), pursuant to which Executive is employed by the Company.

B. The Company and Executive desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

Section 6(e) of the Employment Agreement is hereby amended by deleting the first sentence thereof and replacing with the following:

“If, within the 3-month period preceding or the 12-month period following a Change of Control (as defined below), the Company terminates Executive’s employment for other than Cause or disability or Executive terminates his employment for Good Reason (as defined below), then (i) one hundred percent (100%) of Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for twelve (12) months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan, (ii) the Executive shall be entitled to an amount equal to eighteen (18) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such eighteen (18) month term in monthly pro rata payments commencing as of the Termination Date, (iii) the Executive shall be entitled to an amount equal to a pro-rata portion of his target bonus under the Company’s annual incentive plan based on the number of days worked in the year of termination, and (iv) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of eighteen (18) months following the Termination Date (or the cash equivalent of such amount).”

IN WITNESS WHEREOF, the parties above have executed this Amendment as of the date first written above.

/s/ Michael Burdiek
Michael Burdiek

CALAMP CORP.

/s/ A.J. Moyer
By:	A.J. “Bert” Moyer
Chairman of the Board